EX-99.1 2 exhibit99-1.htm PRESS RELEASE DATED AUGUST 2, 2012

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2012 Second Quarter Results

STAMFORD, Conn., August 2, 2012 - WWE (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2012. Revenues totaled $141.6 million as compared to $142.6 million in the prior year quarter. Operating income was $19.6 million as compared to $21.0 million in the prior year quarter. Net income was $11.9 million, or $0.16 per share, as compared to $14.3 million, or $0.19 per share, in the prior year quarter. There were several items that impacted comparability on a year-over-year basis, including expenses incurred in conjunction with our potential network in the current quarter and film impairments in the prior year quarter. Excluding the impact of these items, Adjusted Operating income declined 12% to $21.3 million from $24.3 million in the prior year quarter. Adjusted Net income was $13.1 million, or $0.17 per share, as compared to $16.5 million, or $0.22 per share, in the prior year quarter.

“In the second quarter, we made important progress on our key strategic initiatives, expanding our content and distribution and enhancing our brand strength,” stated Vince McMahon, Chairman and Chief Executive Officer.  “The production and licensing of a third hour of Raw and the launch of a new program, WWE Main Event, for ION Television, as well as our exploding social media presence which now reaches over 100 million global fans, exemplify our achievement of these goals. In order to cultivate further the unique passion of our global fans, we continued to integrate social media in our program content and entered a strategic investment agreement with Tout, which enables users to capture and share 15-second videos. Integrating our fans' voice in our programming enables us to escalate fan interaction, enhance our programming content, and drive the value of our investment.”

“Our results were highlighted by the strong performance of our pay-per-view business, which offset an anticipated decline in video game sales,” added George Barrios, Chief Financial Officer. “Key audience measures, including a 17% increase in pay-per-view buys and the attraction of 6 million viewers to our 1,000th episode of Raw in July demonstrate our staying power and our continuing ability to build consumer interest. Based on our earnings growth in the first half of the year and the recent positive trends in our pay-per-view business, we are raising our financial forecast for the full year. We expect that our 2012 earnings, measured by either earnings per share, or EBITDA, will be roughly 5% to 15% above our 2011 results on an “as reported” basis.”

Comparability of Results

Our current year quarter results included $1.7 million in network-related operating expenses. Prior year quarter results included impairment charges of $3.3 million, related to our film That's What I Am. In order to facilitate an analysis of our financial results on a more comparable basis, where noted, we have adjusted our results to exclude these items from our results. (See Schedules of Adjustments in Supplemental Information).

Three Months Ended June 30, 2012 - Results by Business Segment
Revenues from North America increased 2%, primarily driven by the performance of WrestleMania and our Pay-Per-View business. Revenues from outside North America declined 8% due to a decrease in our Live Events and Consumer Products businesses.
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	June 30, 2012	June 30, 2011
Net Revenues By Region:
North America	$105.3	$103.0
Europe/Middle East/Africa	24.2	26.0
Asia Pacific	8.4	8.3
Latin America	3.7	5.3
Total net revenues	$141.6	$142.6

	Three Months Ended
	June 30, 2012	June 30, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$117.1	$110.5
Consumer Products	16.1	21.6
Digital Media	7.8	6.2
WWE Studios	0.6	4.3
Total net revenues	$141.6	$142.6

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses increased 6% to $117.1 million driven by $6.4 million in incremental Pay-Per-View revenue from events, including WrestleMania. Compared to the prior year event, WrestleMania XXVIII contributed $5.3 million in additional ticket, merchandise and pay-per-view revenue, which is included in the Live and Televised Entertainment business segment.

•
Live Event revenues were $35.4 million as compared to $35.2 million in the prior year quarter as the strong performance of WrestleMania was offset by lower attendance and ticket sales from our events in international markets.

•	There were 87 total events, including 57 events in North America and 30 events in international markets, in both the current and prior year quarters.

•
North American events generated revenues of $22.3 million as compared to $20.6 million in the prior year quarter, representing revenue growth of $1.7 million that was predominantly due to a 28% increase in the average ticket price at WrestleMania and an 8% increase in the paid attendance at that event. Overall, including the impact of WrestleMania, average attendance at the events in North America declined 3% to approximately 6,400 from 6,600 in the prior year quarter while the average ticket price for these events increased 15% to $56.72 from $49.26 in the prior year quarter. Excluding WrestleMania, average attendance declined approximately 4% to 5,400 and the average ticket price increased approximately 4% to about $41.

•
International events generated revenues of $13.1 million as compared to $14.6 million in the prior year quarter. The 10% decline in international event revenue was driven by declines in both average ticket price and average attendance. The average ticket price for our international events fell 7% to $63.47 and average attendance declined 6% to 6,200 from 6,600 fans in the prior year quarter. These changes were due to the weak attendance at our events in Mexico and to changes in territory mix, as we held our first live event in Brazil, a market with long-term strategic importance to WWE. Average attendance at our events in Latin America declined approximately 60% to 4,200 fans while the average ticket price for these events declined approximately 15% to $45.03.

•
Pay-Per-View revenues were $40.8 million as compared to $34.4 million in the prior year quarter. Revenue increased 19% reflecting a 17% increase in buys for our second quarter events. WrestleMania XXVIII accounted for approximately 60% of this revenue growth with a 15% increase in buys. Revenue from the three other events in the quarter increased 28% based on a combined 20% increase in buys and a 6% increase in the average revenue per buy. The rise in revenue per buy was attributable to higher retail prices charged for viewing our events in high definition.

The details for the number of buys (in 000s) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	June 30, 2012	June 30, 2011

April	WrestleMania XXVIII	1,217	1,059
May	Extreme Rules™	263	209
May	Over The Limit™	167	140
June	No Way Out / WWE Capitol Punishment™	194	170

Prior events		56	20
Total		1,897	1,598

•
Television Rights Fees revenues were $32.4 million as compared to $32.0 million in the prior year quarter. This increase was primarily due to improved terms and contractual increases from our existing programs, partially offset by the absence of rights fees for our WWE Superstars program.

•
Venue Merchandise revenues were $5.4 million as compared to $6.3 million in the prior year quarter, primarily due to the timing of our Fan Axxess events, which are scheduled in conjunction with WrestleMania. Based on the number of days within the quarter that preceded WrestleMania, there were two Fan Axxess event sessions in the current year quarter compared to six event sessions in the prior year quarter. Total paid attendance and sales per capita at our North American events were essentially unchanged from the prior year quarter.

Consumer Products
Revenues from our Consumer Products businesses decreased 25% to $16.1 million from $21.6 million in the prior year quarter, primarily due to a decline in Licensing revenue, with one fewer video game release in the current quarter.

•
Home Video net revenues were $7.8 million as compared to $7.5 million in the prior year quarter. The 4% increase in revenue was primarily due to the recognition of minimum guarantees from our international licensing activities. Domestic home video revenue was essentially unchanged from the prior year quarter. In the current year quarter, a 9% decline in shipments to 837,200 units and a 3% decline in average price per unit to $12.16 were offset by improved sell-through rates, primarily from our prior period releases. Estimated home video returns decreased to 39% of gross retail revenue as compared to 41% in the second quarter last year.

•
Licensing revenues were $6.6 million as compared to $12.0 million in the prior year quarter. The 45% decline was primarily due to a $4.6 million reduction in video game sales with one fewer release, WWE All Stars, in the period. WWE All Stars was released in March 2011 and will not be refreshed in the current year. Additionally, royalties from the sale of toys declined 12%, or $0.4 million, with lower associated promotion and retail support.

Although shipments of our franchise video game, WWE '12, increased 13% in the quarter to 221,000 units, shipments have declined 23% year-to-date.

•	Magazine publishing net revenues were $1.3 million as compared to $1.6 million in the prior year quarter, reflecting lower newsstand sales in the current year quarter.
Digital Media
Revenues from our Digital Media related businesses were $7.8 million as compared to $6.2 million in the prior year quarter, representing a 26% increase.

•
WWE.com revenues were $4.8 million as compared to $3.4 million in the prior year quarter, primarily due to increased rights fees associated with the licensing of original short-form content to YouTube. The related programming agreement with YouTube commenced in February, 2012. Sales of on-line advertising were essentially flat to the prior year quarter.

•
WWEShop revenues were $3.0 million as compared to $2.8 million in the prior year quarter. The number of orders increased by 7% to approximately 63,000, and the average revenue per order increased 4% to $48.70. Effective merchandising and the absence of deep discounts contributed to the change in both orders and revenue per order.

WWE Studios
During the quarter, WWE Studios recognized revenue of $0.6 million as compared to $4.3 million in the prior year quarter, reflecting the relative performance and timing of releases from our movie portfolio. There were no new releases in the current year quarter. In the prior year quarter, we released the film, That's What I Am. In that quarter, lower home video sales than anticipated resulted in a revised ultimate projection for this film and a $3.3 million impairment charge. Excluding the impact of that charge, WWE Studios' film losses decreased to $0.5 million from $0.8 million.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased 5% to $56.2 million in the current year quarter reflecting better results from most of our businesses. Increased profits from the strong performance of our Pay-Per-View operations and reduced losses from our WWE Studios' movie projects were partially offset by the aforementioned reduction in video game sales, with one fewer game release in the period. These factors as well as incremental rights fees for our short-form programming content contributed to an increase in gross profit margins to 40% from 38%. Excluding the impact of film impairments, adjusted profit contribution and adjusted gross profit margin of approximately $56 million and 40%, respectively, were essentially flat to the prior year quarter. (See Schedules of Adjustments in Supplemental Information).
Selling, general and administrative expenses
SG&A expenses were $31.8 million for the current year quarter as compared to $29.0 million in the prior year quarter. These results reflected increased salary expenses, the reset of accrued management incentive compensation, and higher legal and professional fees. The rise in staffing costs was incurred primarily to support a potential network. These network-related costs reached approximately $1.7 million in the current year quarter. Excluding these costs, Adjusted SG&A expenses increased 4% to $30.1 million in the current year quarter.
Depreciation and amortization
Depreciation and amortization expense totaled $4.8 million for the current year quarter as compared to $3.7 million in the prior year quarter. The increase in depreciation and amortization expense derives from our investment in assets to support our efforts to launch a potential network.

EBITDA
EBITDA was $24.4 million in the current year quarter as compared to $24.7 million in the prior year quarter. Increased profits driven by the performance of our Pay-Per-View operations and reduced film losses were offset by the aforementioned reduction in video game sales and increased SG&A expenses. Adjusted EBITDA (excluding the impact of network-related expenses and film impairments) declined 7% to $26.1 million from $28.0 million in the prior year quarter.
Investment and Other (Expense) Income
Investment income totaled $0.5 million in both the current year quarter and prior year quarters. Interest expense of $0.4 million in the current period includes the amortization of loan origination costs and a fee related to the unused portion of our revolving credit facility, which was established in the third quarter of 2011. Other expense of $1.0 million, as compared to other expense of $0.5 million in the prior year quarter, reflects foreign exchange losses in both quarters.
Effective tax rate
In the current year quarter, the effective tax rate was 36% as compared to 32% in the prior year quarter. The current quarter effective tax rate was negatively impacted by an audit settlement in excess of the previously reserved amount. The prior year quarter effective tax rate was positively impacted by a $0.6 million benefit recorded relating to the shutdown of a Canadian subsidiary.
Summary Results for the Six Months Ended June 30, 2012
Total revenues through the six months ended June 30, 2012 were $264.7 million as compared to $262.5 million in the prior year period. Operating income for the current year was $35.6 million versus $34.2 million in the prior year period. Net income was $27.3 million, or $0.36 per share, as compared to $22.9 million, or $0.31 per share, in the prior year period. EBITDA was $44.4 million for the current six month period as compared to $41.5 million in the prior year period. The current year period was impacted by $3.8 million in network-related expenses, while the prior year period reflected an aggregate of $6.1 million in film impairment charges related to our films 12 Rounds and That's What I Am. Adjusting for these items, Adjusted Operating income of approximately $40 million was essentially flat to the prior year period. Adjusted Net income of $25.9 million, or $0.35 per share, was slightly below our Adjusted Net income of $26.9 million, or $0.36 per share, in the prior year period.
Six Months Ended June 30, 2012 - Results by Business Segment
Revenues from North America increased 3% primarily driven by the performance of WrestleMania and our Pay-Per-View business. Revenues from outside North America decreased 5% led by a decrease in our Consumer Products business.
The following tables reflect net revenues by region and by segment (in millions):

	Six Months Ended
	June 30, 2012	June 30, 2011
Net Revenues By Region:
North America	$198.3	$192.7
Europe/Middle East/Africa	42.1	42.9
Asia Pacific	16.9	16.7
Latin America	7.4	10.2
Total net revenues	$264.7	$262.5

	Six Months Ended
	June 30, 2012	June 30, 2011
Net Revenues By Segment:
Live and Televised Entertainment	$192.8	$180.9
Consumer Products	51.6	56.4
Digital Media	14.9	12.3
WWE Studios	5.4	12.9
Total net revenues	$264.7	$262.5
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $192.8 million for the current year period as compared to $180.9 million in the prior year period, an increase of 7%.

	Six Months Ended
	June 30, 2012	June 30, 2011
Live events	$57.6	$54.8
Venue merchandise	10.5	10.8
Pay-per-view	54.3	47.9
Television rights fees	64.9	63.6
Other	5.5	3.8
Total	$192.8	$180.9
Consumer Products
Revenues from our Consumer Products businesses were $51.6 million for the current year period as compared to $56.4 million in the prior year period, a decrease of 9%.

	Six Months Ended
	June 30,	June 30,
	2012	2011
Licensing	$30.8	$35.9
Magazine publishing	2.7	3.8
Home video	17.0	15.6
Other	1.1	1.1
Total	$51.6	$56.4
Digital Media
Revenues from our Digital Media related businesses were $14.9 million as compared to $12.3 million in the prior year period, an increase of 21% .

	Six Months Ended
	June 30,	June 30,
	2012	2011
WWE.com	$8.7	$6.1
WWEShop	6.2	6.2
Total	$14.9	$12.3
WWE Studios
During the current year period, WWE Studios recognized revenue of $5.4 million as compared to $12.9 million in the prior year period, reflecting the relative performance and timing of releases from our movie portfolio. Film losses were reduced by $6.2 million from the prior year period driven by the absence of impairment charges.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased 10%, or $10.5 million, to $110.9 million, primarily driven by reduced losses from our WWE Studios film projects and the strong performance of our Pay-Per-View events, including WrestleMania, partially offset by reduced video game sales. Adjusted Profit contribution (excluding the film impairment charges in the current and prior year periods) increased 5% to $111.7 million and Adjusted Profit contribution margin of 42% remained essentially flat to the prior year period. (See Schedules of Adjustments in Supplemental Information).
Selling, general and administrative expenses
SG&A expenses were $66.5 million for the current year period as compared to $58.9 million in the prior year period. This 13% increase reflects higher salary expenses, the reset of accrued management incentive compensation, and higher legal and professional fees. The rise in staffing costs was incurred primarily to support a potential network. These network-related costs reached approximately $3.8 million in the current year period. Excluding these costs, SG&A expenses increased 6% to $62.7 million in the current year period.
EBITDA
EBITDA for the current year period was approximately $44.4 million as compared to $41.5 million in the prior year period. Adjusted EBITDA (excluding the impact of network-related expenses and film impairments) increased 3% to $49.0 million from $47.6 million in the prior year period as the strong performance of our Pay-Per-View operations more than offset the reduction in video game sales and the increase in SG&A expenses.
Investment and Other Income (Expense)
Investment income was $1.0 million in both the current and prior year periods. Interest expense of $0.9 million in the current period includes the amortization of loan origination costs and a fee on the unused portion of our revolving credit facility, which was established in the third quarter of 2011. Other expense was essentially flat at approximately $0.5 million in the current year period.
Effective tax rate
The effective tax rate was 23% in the current year period as compared to 34% in the prior year period. The decrease in tax rate over our anticipated rate of 35% was primarily due to the recognition of $3.7 million in previously unrecognized tax benefits. This primarily relates to the settlement of several audits, including the State of Connecticut, the IRS and other state and local jurisdictions.

Cash Flows
Net cash provided by operating activities was $44.7 million for the six months ended June 30, 2012 as compared to $39.3 million in the prior year period. This $5.4 million increase was primarily driven by the receipt of a $7.5 million advance from a licensee, partially offset by television production spending.

Purchases of property and equipment increased $12.4 million from the prior year period, primarily due to an approximately $12 million investment in assets to support our efforts to create and distribute new content, including through a potential network.

Additional Information
Additional business metrics are made available to investors on a monthly basis on our corporate website - corporate.wwe.com.
Note: WWE will host a conference call on August 2, 2012 at 11:00 a.m. ET to discuss the Company's earnings results for the second quarter of 2012. All interested parties can access the conference call by dialing 855-993-1400 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Shanghai, Singapore and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television and pay-per-view programming distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and traveling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the potential creation of a WWE Network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net revenues	$141,648	$142,554	$264,716	$262,461

Cost of revenues (including amortization and impairments of feature film production assets of $1,085 and $6,469, respectively, and $5,644 and $15,681, respectively)	85,484	88,829	153,881	162,076
Selling, general and administrative expenses	31,747	29,059	66,461	58,918
Depreciation and amortization	4,821	3,644	8,739	7,279
Operating income	19,596	21,022	35,635	34,188
Investment income, net	545	517	1,044	974
Interest expense	(395)	(45)	(897)	(95)
Other (expense) income, net	(1,049)	(481)	(543)	(421)
Income before income taxes	18,697	21,013	35,239	34,646
Provision for income taxes	6,754	6,746	7,967	11,776
Net income	$11,943	$14,267	$27,272	$22,870
Earnings per share:
Basic	$0.16	$0.19	$0.37	$0.31
Diluted	$0.16	$0.19	$0.36	$0.31
Weighted average common shares outstanding:
Basic	74,484	74,058	74,472	74,047
Diluted	74,882	74,775	74,870	74,744

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of
	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,377	$52,491
Short-term investments, net	103,799	103,270
Accounts receivable (net of allowance for doubtful accounts and returns
of $11,006 and $12,561, respectively)	47,350	56,741
Inventory	1,676	1,658
Deferred income tax assets	11,564	11,122
Prepaid expenses and other current assets	8,917	14,461
Total current assets	239,683	239,743
PROPERTY AND EQUIPMENT, NET	101,577	96,562
FEATURE FILM PRODUCTION ASSETS, NET	23,273	23,591
TELEVISION PRODUCTION ASSETS	5,235	251
INVESTMENT	5,000	—
INVESTMENT SECURITIES	—	10,156
OTHER ASSETS	8,682	8,321
TOTAL ASSETS	$383,450	$378,624
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,002	$1,262
Accounts payable and accrued expenses	44,141	46,283
Deferred income	19,765	21,709
Total current liabilities	64,908	69,254
LONG-TERM DEBT	—	359
NON-CURRENT INCOME TAX LIABILITIES	3,554	5,634
NON-CURRENT DEFERRED INCOME	7,411	8,234
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock: ($.01 par value; 180,000,000 shares authorized;
28,633,424 and 28,254,874 shares issued and outstanding as of June 30, 2012
and December 31, 2011, respectively)	286	283
Class B convertible common stock: ($.01 par value; 60,000,000 shares authorized;
45,850,830 and 46,163,899 shares issued and outstanding as of June 30, 2012
and December 31, 2011, respectively)	459	462
Additional paid-in capital	340,732	338,414
Accumulated other comprehensive income	4,105	3,262
Accumulated deficit	(38,005)	(47,278)
Total stockholders’ equity	307,577	295,143
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$383,450	$378,624

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES:
Net income	$27,272	$22,870
Adjustments to reconcile net income to net cash provided
by operating activities:
Amortization and impairments of feature film production assets	5,644	15,681
Depreciation and amortization	8,739	7,279
Realized gains on sale of investments	(23)	(32)
Amortization of bond premium	1,158	1,292
Amortization of debt issuance costs	307	—
Stock compensation costs	1,756	2,552
Provision (recovery) of accounts receivable write-offs	889	(508)
Loss on disposal of property and equipment	110	—
Benefit from deferred income taxes	(2,501)	(5,507)
Excess tax benefits from stock-based payment arrangements	(6)	(20)
Changes in assets and liabilities:
Accounts receivable	9,218	4,029
Inventory	(18)	231
Prepaid expenses and other assets	2,828	4,301
Feature film production assets	(5,327)	(6,556)
Television production assets	(4,984)	—
Accounts payable and accrued expenses	2,444	5,845
Deferred income	(2,767)	(12,139)
Net cash provided by operating activities	44,739	39,318
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(17,549)	(6,780)
Purchases of short-term investments	(9,886)	(29,823)
Proceeds from sales and maturities of investments	19,618	22,159
Purchase of investment	(5,000)	—
Net cash used in investing activities	(12,817)	(14,444)
FINANCING ACTIVITIES:
Repayments of long-term debt	(619)	(573)
Dividends paid	(17,875)	(29,951)
Issuance of stock, net	452	504
Excess tax benefits from stock-based payment arrangements	6	20
Net cash used in financing activities	(18,036)	(30,000)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,886	(5,126)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	52,491	69,823
CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,377	$64,697
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Non-cash purchase of property and equipment	$1,408	$—

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income	$11,943	$14,267	$27,272	$22,870
Provision for income taxes	6,754	6,746	7,967	11,776
Investment, interest and other expense (income), net	899	9	396	(458)
Depreciation and amortization	4,821	3,644	8,739	7,279
EBITDA	$24,417	$24,666	$44,374	$41,467

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company's definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company's performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012		June 30, 2011
Profit contribution	$56.2	$53.7	$110.9		$100.4

Adjustments (Added back):
Film impairment charge	—	3.3	0.8	6.1	6.1

Adjusted Profit contribution	56.2	57.0	111.7		106.5

Selling, general and administrative expenses	31.8	29.0	66.5		58.9

Adjustments (Added back):
Network-related expenses	(1.7)	—	(3.8)		—

Adjusted Selling, general and administrative expenses	30.1	29.0	62.7		58.9

Depreciation and amortization	4.8	3.7	8.8		7.3

Operating income	$19.6	$21.0	$35.6		$34.2

Adjusted Operating income	$21.3	$24.3	$40.2		$40.3

EBITDA	$24.4	$24.7	$44.4		$41.5

Adjusted EBITDA	$26.1	$28.0	$49.0		$47.6

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating income	$19.6	$21.0	$35.6	$34.2

Adjustments (Added back):
Film impairment charge	—	3.3	0.8	6.1
Network-related expenses	1.7	—	3.8	—

Adjusted Operating income	$21.3	$24.3	$40.2	$40.3

Investment, interest and other (expense) income, net	(0.9)	—	(0.4)	0.4

Adjusted Income before taxes	20.4	24.3	39.8	40.7

Provision for taxes	6.8	6.7	7.9	11.8

Adjustments (Added back):
Previously unrecognized tax benefits	—	—	4.1	0.1
Change due to operating adjustments	0.5	1.1	1.9	1.9

Adjusted Provision for taxes	7.3	7.8	13.9	13.8

Adjusted Net income	$13.1	$16.5	$25.9	$26.9

Adjusted Earnings per share:
Basic	$0.18	$0.22	$0.35	$0.36
Diluted	$0.17	$0.22	$0.35	$0.36

Weighted average common shares outstanding (In thousands):
Basic	74,484	74,058	74,472	74,047
Diluted	74,882	74,775	74,870	74,744

Non-GAAP Measure:
Adjusted Operating income, Adjusted Income before taxes, Adjusted Provision for taxes, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net cash provided by operating activities	$17,581	$10,451	$44,739	$39,318

Less cash used for capital expenditures:
Purchase of property and equipment	(4,224)	(2,664)	(17,533)	(5,096)
Purchase of other assets	(9)	—	(16)	(1,684)

Free Cash Flow	$13,348	$7,787	$27,190	$32,538

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.